STOCK OPTION PURCHASE AGREEMENT

This Stock Option Purchase Agreement (“Agreement”) is entered into as of this 19th day of July, 2005, by and between CKE Restaurants, Inc., a Delaware corporation (the “Company”), and William P. Foley II, an individual (“Optionee”).

R E C I T A L S:

WHEREAS, Optionee currently holds options (collectively, the “Options”) to purchase an aggregate of 1,715,512 shares of common stock of the Company, as set forth in Exhibit A attached hereto, and desires to sell all of the Options to the Company pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, the Company is willing to purchase the Options pursuant to the terms and conditions set forth in this Agreement.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the promises and mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Purchase and Sale of Options.

1.1 Purchase and Sale. The aggregate purchase price payable to Optionee for the Options shall be Eleven Million Dollars ($11,000,000) (the “Purchase Price”). Each party hereto acknowledges that the Purchase Price was the result of arm’s length negotiations and represents the full and fair consideration for the Options and the rights to purchase the shares of the Company’s common stock represented thereby.

1.2 Cancellation and Surrender of Options. Concurrent with the date hereof, Optionee agrees and acknowledges that, upon payment by the Company of the Purchase Price, the Company will cancel and terminate the Options and all rights to purchase shares of common stock of the Company thereunder. In addition, promptly following the payment by the Company of the Purchase Price, Optionee agrees to deliver to the Company for cancellation those stock option agreements pursuant to which the Options were granted. The Optionee agrees that any stock option agreements or similar instruments relating to the Options previously entered into between the Company and the Optionee are hereby irrevocably terminated automatically upon delivery of the Purchase Price to the Optionee and that the Optionee waives and relinquishes any and all rights to the Options, including the right to exercise any such Options prior to, on or after the date hereof.

2. Withholding. Optionee acknowledges that all appropriate federal, state and other tax withholdings may be deducted from the payments provided for in Section 1. Optionee shall be solely responsible for all applicable taxes relating to the payments provided for in Section 1 above.

3. Representations and Warranties of Optionee. Optionee hereby represents and warrants to the Company as follows:

3.1 Title. Optionee owns the Options free and clear of all liens, charges, claims, encumbrances, security interests, equities, restrictions on transfer or other defects in title of any kind or description. Optionee has not transferred any of the Options or granted any option, warrant, right to purchase or any similar right or interest in or to any of the Options.

3.2 Legal Power. Optionee has the full legal right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

3.3 Enforceability; No Conflict. This Agreement has been duly executed and delivered by Optionee, and constitutes Optionee’s legal, valid and binding obligation, enforceable against him in accordance with its terms. The execution, delivery and performance by Optionee of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in or constitute (i) a default, breach or violation under any mortgage, deed of trust, indenture, note, bond, license, lease agreement or other instrument to which he is a party or by which any of his properties or assets are bound or (ii) a violation of any statute, rule, regulation, order, judgment or decree of any court, public body or authority applicable to Optionee or the Options.

3.4 Access to Information; Informed Decision. Optionee is familiar with and understands the Company’s business, assets and operations and the regulatory, industry and market conditions under which the Company operates. Optionee also has been provided access to and the opportunity to review all material financial and business records of the Company, and to ask such questions of the current officers of the Company, as he deemed necessary to make a deliberate and informed decision as to whether to sell the Options on the terms and conditions provided for in this Agreement. In addition, Optionee has retained or has had the opportunity to retain counsel of his own choosing to represent him in connection with the negotiation and preparation of this Agreement and has not relied upon counsel for the Company in connection herewith.

3.5 Consideration. Optionee acknowledges and agrees that no additional consideration has been promised to Optionee and that the consideration to be paid pursuant to the terms of this Agreement is full and fair consideration for the Options.

4. Miscellaneous.

4.1 Severability. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

4.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

4.3 Further Assurances. Each party hereto shall, from time to time at and after the date hereof, execute and deliver such instruments, documents and assurances and take such further actions as the other party may reasonably request in order to carry out the purpose and intent of this Agreement.

4.4 Governing Law; Successors and Assigns. This Agreement shall be governed by the laws of the State of California without regard for conflicts of laws principles and shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the Optionee.

4.5 Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

4.6 Counterparts; Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument. This Agreement may be delivered by facsimile.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Stock Option Purchase Agreement has been executed as of the date and year first above written.

OPTIONEE:	COMPANY:
CKE RESTAURANTS, INC.,
a Delaware corporation
/s/ Andrew F. Puzder
/s/ William P. Foley II	—
—	Andrew F. Puzder
William P. Foley II	President and Chief Executive Officer

Exhibit A

Outstanding Options

Date of Option Grant	Number of Options
Vested Options
01/10/96	272,250
11/14/96	226,875
06/18/97	242,000
03/24/99	200,000
04/09/99	179,312
04/09/99	20,688
06/18/02	100,000
06/10/03	33,334
06/14/04	16,667
05/13/99	147,300
01/05/00	73,650
10/25/00	104,337
10/31/01	49,100

Total Vested Options	1,665,513
Unvested Options
06/10/03	16,666
06/14/04	33,333

Total Unvested Options	49,999
Total Outstanding Options	1,715,512